Exhibit 10.7

TAX RECEIVABLE AGREEMENT

by and among

BIRKENSTOCK HOLDING PLC

and

BK LC LUX MIDCO S.À R.L.

Dated as of [—], 2023

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [—], 2023, is hereby entered into by and between Birkenstock Holding plc, a Jersey public limited company (the “Company”), and BK LC Lux MidCo S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (in its capacity as the shareholder of the Company immediately prior to the IPO and related transactions, the “Pre-IPO Shareholder” and, in its capacity as a party to this Agreement, together with its permitted successors and assignees, the “Shareholder”).

RECITALS

WHEREAS, the Company has agreed to buy-back, and the Pre-IPO Shareholder has agreed to sell, certain shares in the Company pursuant to that certain Share Purchase Agreement relating to shares in the capital of Birkenstock Holding plc, between the Company and the Pre-IPO Shareholder, dated [—], 2023 (the “Share Buy-back”);

WHEREAS, the Company intends to consummate the IPO;

WHEREAS, after the IPO, the Pre-IPO Tax Assets may reduce the liability for taxes that the Company and its Subsidiaries (collectively, the “Company Group” and each a “Company Group Member”) might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to make certain arrangements for the payment of deferred consideration due with respect to the Share Buy-back, by reference to the effect of the Pre-IPO Tax Assets on the liability for taxes of the Company Group; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability of the Company Group for (A) U.S. federal, state and local income taxes and (B) German corporate income and trade taxes.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, the Shareholder shall not be considered to be an Affiliate of any Company Group Member.

“Agreed Rate” means a per annum rate of SOFR plus 300 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Applicable Percentage” means, with respect to the initial Shareholder and any future Shareholder, the percentage set forth opposite such Person’s name on Schedule A. The Shareholder Representative, for this purpose acting as agent for the Company, shall maintain and update Schedule A to reflect any Permitted Assignment.

“Blended S/L Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of tax imposed on the aggregate net income of the Company Group in each U.S. state or local jurisdiction in which one or more Company Group Members files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended S/L Rate for a Taxable Year, if the Company Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended S/L Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Business Day” means any day except a Saturday, a Sunday and any other day on which commercial banks are required or authorized to close in the State of New York.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of the Company resulting from consummation of such transaction (including any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) is held by the then-existing equityholders of the Company (determined immediately prior to such transaction and related transactions);

(ii) a transaction in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

(iii) a transaction in which there is an acquisition of control of the Company by a Person or group of Persons (other than L Catterton or any of its Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall be deemed not to have occurred as a result of any transaction or series of transactions following which L Catterton or any of its Affiliates possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any affiliated, consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unitary for income or trade tax purposes (by election or otherwise).

“Company” has the meaning set forth in the Preamble.

“Company Group” and “Company Group Member” have the meaning set forth in the Preamble.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” (x) for U.S. federal, state or local income tax purposes, shall have the meaning ascribed to such term in Code Section 1313(a) or a similar applicable provision of state or local income tax law, and (y) for German tax purposes, a final, binding, and non-appealable (formell und materiell beständskräftige) tax assessment.

“Divestiture” means the sale, divestiture or other transfer of any Company Group Member, other than any sale that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” has the meaning set forth in Section 4.2(c) of this Agreement.

“Early Termination Date” means, with respect to an Early Termination Event, the date that the Early Termination Notice is delivered pursuant to Section 4.1(a) or deemed to be delivered pursuant to Section 4.1(b), (c) or (d).

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Event” means any event or circumstance (or group of events or circumstances) giving rise to an Early Termination Payment pursuant to Section 4.1(b), (c) or (d).

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.2(b).

“Early Termination Rate” means a per annum rate of SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.1(b).

“Expert” has the meaning set forth in Section 7.10.

“German Deferred Interest Deductions” mean interest deductions that have accrued for German income, corporate income or trade tax purposes by the Company Group and for which the applicable deductions have been deferred under section 4h of the German Income Tax Act (Einkommensteuergesetz), including, in connection with sections 8 paragraph 1, 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz).

“German NOLs” mean all current tax losses (laufende Verluste) and tax losses carried forward (Verlustvorträge) for German income, corporate income or trade tax purposes.

“German Tax Basis Assets” means any tax deductible German amortization and depreciation deductions, and the reduction of German income, corporate income and gain, attributable to any tax basis in any assets, including with respect to trademark intangibles and brand name intangibles, which are owned by the Company Group on the IPO Date.

“Hypothetical German Tax Liability” means, with respect to any Taxable Year, the liability for German income, corporate income and trade taxes of the Company Group, calculated using the same methods, elections, conventions and similar practices used on the relevant German tax returns, but calculated without taking into account the Pre-IPO Tax Assets.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (a) the Hypothetical U.S. Federal Tax Liability for such Taxable Year, (b) the Hypothetical U.S. State and Local Tax Liability for such Taxable Year and (c) the Hypothetical German Tax Liability for such Taxable Year.

“Hypothetical U.S. Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income taxes of the Company Group, calculated using the same methods, elections, conventions and similar practices used on the relevant U.S. federal income Tax Return, but calculated (A) without taking into account the Pre-IPO Tax Assets and (B) by treating as a deduction the Hypothetical State and Local Tax Liability (rather than any amount for state and local income tax liabilities).

“Hypothetical U.S. State and Local Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (B) thereof) and (ii) the Blended S/L Rate for such Taxable Year.

“Intended Tax Treatment” has the meaning set forth in Section 6.2.

“IPO” means the initial public offering of common stock of the Company pursuant to the registration statement on Form F-1 (File No. 333-274483) of the Company.

“IPO Date” means the closing date of IPO.

“IPO Deductible Expenses” means any tax deductions available to the Company Group that relate to (i) costs and expenses incurred by the Company Group, or by or on behalf of the Pre-IPO Shareholder (to the extent such amounts are a liability of the Company Group), as a result of the consummation of the IPO; (ii) all success-based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of the Company Group (calculated taking into account any applicable election made pursuant to Revenue Procedure 2011-29 for any fees to which it applies) in connection with the IPO; (iii) the capitalized financing costs and expenses and any prepayment premium as a result of the satisfaction of any indebtedness in connection with the IPO; (iv) all sale, “stay-around,” retention, change of control or similar bonuses or payments paid to current or former employees, directors or consultants of the Company Group in connection with the IPO; (v) the exercise or cancellation of any option in connection with the IPO; (vi) any management agreement termination fees paid by or on behalf of the Company Group in connection with the consummation of the IPO; and (vii) any employment or social security taxes imposed with respect to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment, Early Termination Payment or Divestiture Acceleration Payment (or other payment pursuant to Section 4.1) required to be made by the Company to the Shareholder under this Agreement.

“L Catterton” means L Catterton Management Limited, an English private limited company.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Permitted Assignment” has the meaning set forth in Section 7.6(b).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Pre-IPO German Tax Assets” means (A) the German Deferred Interest Deductions and the German NOLs, in each case, generated by the Company Group on or prior to the IPO Date and (B) the German Tax Basis Assets.

“Pre-IPO Shareholder” has the meaning set forth in the Preamble.

“Pre-IPO Tax Assets” means the Pre-IPO U.S. Tax Assets and the Pre-IPO German Tax Assets; provided, that:

(i) in order to determine whether any item is a Pre-IPO Tax Asset, the Taxable Year of the relevant Company Group Member that includes the IPO Date (the “Straddle Year”) shall be deemed to end as of the end of the IPO Date on a closing of the books basis;

(ii) for the avoidance of doubt, with respect to any Straddle Year, German NOLs and German Deferred Interest Deductions included in Pre-IPO German Tax Assets and U.S. NOLs and U.S. Deferred Interest Deductions included in Pre-IPO U.S. Tax Assets shall, in each case, be determined by assuming that such Straddle Year ended at the end of the IPO Date, and, as a result, no such amounts shall be reduced by any income or gain realized by an applicable Company Group Member in a portion of a Straddle Year beginning after the IPO Date;

(iii) any IPO Deductible Expenses, regardless of when actually paid or deductible, shall be included as Pre-IPO Tax Assets; and

(iv) for the avoidance of doubt, Pre-IPO Tax Assets shall include (A) any Pre-IPO Tax Assets that become U.S. NOLs or German NOLs following the IPO Date as a result of such Pre-IPO Tax Asset not being fully utilized and (B) any U.S. Deferred Interest Deductions or German Deferred Interest Deductions generated in a taxable period (or portion thereof) ending after the IPO Date that would not have been U.S. Deferred Interest Deductions or German Deferred Interest Deductions but for the Pre-IPO Tax Assets.

“Pre-IPO U.S. Tax Assets” means (A) the U.S. Tax Credits, the U.S. Deferred Interest Deductions and U.S. NOLs, in each case, generated by the Company Group on or prior to the IPO Date, and (B) the U.S. Tax Basis Assets.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Schedule” means any of the following: (i) a Tax Benefit Schedule, (ii) an Early Termination Schedule, and, in each case, any amendments thereto.

“Shareholder” has the meaning set forth in the Preamble. Where there is more than one Shareholder, applicable references to “Shareholder” in this Agreement shall refer to all of such Shareholders collectively and applicable references to an ITR Payment to be made to a Shareholder shall refer to the making of such ITR Payment to each Shareholder based on their respective Applicable Percentages.

“Shareholder Representative” means, (i) for so long as the Pre-IPO Shareholder is a Shareholder, the Pre-IPO Shareholder and (ii) if the Pre-IPO Shareholder is not a Shareholder, the Shareholder having the largest interest percentage set forth opposite its name on Schedule A.

“SOFR” means for each month (or portion thereof), the forward looking term rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) for a one-month period, on the date two days prior to the first day of such month, as published on an information service as selected by the Shareholder Representative from time to time in its reasonable discretion, provided that if (i) adequate and reasonable means do not exist for ascertaining SOFR and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of SOFR or a governmental authority having jurisdiction over the Shareholder Representative or the Company has made a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans, then the Company or the Shareholder Representative shall endeavor to establish an alternate rate of interest to SOFR that gives due consideration to the then prevailing market convention for determining a comparable rate of interest in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, provided further that the alternate rate of interest shall be no less than the interest rate equal to SOFR of the prior month.

“Straddle Year” has the meaning set forth in the definition of Pre-IPO Tax Assets.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b)(i).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 6.1(b).

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of any Company Group Member as defined in Section 441(b) of the Code or comparable section of U.S. state or local income tax law or German income, corporate income or trade tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), in each case, that ends on or after the IPO Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“Ticker Amount” has the meaning set forth in Section 3.1(b)(iii).

“Transferred Tax Asset” means, with respect to any Divestiture, the Pre-IPO Tax Assets of or attributable to the members of the Company Group that are transferred in such Divestiture to the extent such Pre-IPO Tax Assets are transferred with such members of the Company Group under applicable tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO Tax Assets as a result of the Divestiture) and do not remain under applicable tax law with the Company Group (other than the members of the Company Group that are sold in such Divestiture).

“U.S. Deferred Interest Deductions” mean interest deductions that have accrued for U.S. federal income tax purposes by the Company Group and for which the applicable deductions have been deferred by reason of Code Section 163(j) or other applicable section of the Code.

“U.S. NOLs” mean all net operating losses for U.S. federal income tax purposes.

“U.S. Tax Basis Assets” means any U.S. federal income amortization and depreciation deductions, and the reduction of income and gain, attributable to any tax basis in any “amortizable section 197 intangibles” (as defined in Code Sections 197(c) and (d)) or other assets owned by the Company Group on the IPO Date.

“U.S. Tax Credits” mean any tax credits that may be utilized by the Company Group to offset U.S. federal income tax, including any foreign tax credits allowed under Code Section 901 or Code Section 960.

“Valuation Assumptions” means, for purposes of calculating the Early Termination Payment associated with an Early Termination Event, the assumptions that (i) in each Taxable Year ending on or after the Early Termination Date (and each prior Taxable Year with respect to which a Tax Benefit Schedule has not been finalized pursuant to Section 2.3(a) or Section 7.10), (a) the Company Group will generate taxable income sufficient to fully utilize all of the Pre-IPO Tax Assets, (b) the utilization of the Pre-IPO Tax Assets for such Taxable Year or future Taxable Years, as applicable, will be determined based on the tax laws in effect on the Early Termination Date and (c) the U.S. federal, state, and local income tax rates and German income, corporate income and trade tax rates will be those specified for each such Taxable Year by the Code, the German Income Tax Act, German Corporate Income Tax Act and German Trade Tax Act (Gerwerbesteuergesetz) in connection with the applicable local trade tax multiplier (Gewerbesteuerhebesatz) and other applicable laws as in effect on the Early Termination Date, (ii) all Tax Benefit Payments would be paid on the due date (without extensions) provided in Section 3.1(a) and (iii) in the case of an Early Termination Event relating to a Change of Control or Divestiture, the use of Pre-IPO Tax Assets shall not be limited by any limitation on the use of Pre-IPO Tax Assets or changes in any Company Group Member’s stand-alone tax position, in each case, that would or might result from the transaction giving rise to the Change of Control or Divestiture (including but not limited to changes pursuant to Code Section 382 or any analogous provisions of U.S. state or local tax law or German tax law).

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Pre-IPO Tax Assets. The Company, on the one hand, and the Shareholder, on the other hand, acknowledge that the Company Group may utilize the Pre-IPO Tax Assets to reduce the amount of taxes that the Company Group would otherwise be required to pay after the IPO.

Section 2.2 Tax Benefit Schedule. Within forty-five (45) calendar days after the later of the date of filing of the U.S. federal income Tax Return for applicable Company Group Members for a Taxable Year and the date of filing of the German income and trade Tax Return for applicable Company Group Members for such Taxable Year, the Company shall provide to the Shareholder Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit (if any) for such Taxable Year and (ii) the calculation of any payment to be made to the Shareholder pursuant to Article III with respect to such Taxable Year (collectively, a “Tax Benefit Schedule”). Each Tax Benefit Schedule (including Amended Schedules) shall be calculated in United States dollars with respect to Pre-IPO U.S. Tax Assets (and any Realized Tax Benefits relating thereto) and in Euros with respect to Pre-IPO German Tax Assets (and any Realized Tax Benefits relating thereto). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)). Notwithstanding the forgoing, for any Taxable Year where the German income and trade Tax Return described in the first sentence of this paragraph is to be filed more than six (6) months after the U.S. federal income Tax Return described in the first sentence of this paragraph, the obligation of the Company pursuant to this Section 2.2 shall be jurisdiction-specific, such that it shall prepare a Tax Benefit Schedule within forty-five (45) calendar days after the filing of the U.S. federal income Tax Return for applicable Company Group Members for a Taxable Year detailing the calculation of the Realized Tax Benefit (if any) solely with respect to Pre-IPO U.S. Tax Assets (for this purpose, assuming that the Hypothetical German Income Tax Liability for such Taxable Year equals the Actual German Income Tax Liability for such Taxable Year) and it shall prepare a separate Tax Benefit Schedule within forty-five (45) calendar days after the filing of the German income and trade Tax Return for such Taxable Year detailing the calculation of the Realized Tax Benefit (if any) solely with respect to the Pre-IPO German Tax Assets (for this purpose, assuming that the Hypothetical U.S. Federal Tax Liability for such Taxable Year equals the Actual U.S. Federal Income Tax Liability for such Taxable Year and that the Hypothetical U.S. State and Local Tax Liability for such Taxable Year equals the Actual U.S. State and Local Income Tax Liability for such Taxable Year). For the avoidance of doubt, it is the intention of the Parties that the preceding sentence shall affect the timing, but not the amount, of payments to the Shareholder in respect of the aggregate Realized Tax Benefit for any Taxable Year.

Section 2.3 Procedures, Amendments.

(a) Procedure. Each time the Company delivers to the Shareholder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), any Early Termination Schedule or any amended Early Termination Schedule, the Company shall also (x) deliver to the Shareholder Representative supporting schedules and work papers, as determined by the Company or as reasonably requested by the Shareholder Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the Shareholder Representative reasonable access at no cost to the appropriate representatives at the Company in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Company shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to the Shareholder Representative, along with any supporting schedules, valuation reports and work papers, provide a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without”

calculation) and identify any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties unless the Shareholder Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Company with a notice of a material objection made in good faith to such Schedule or amendment thereto (“Objection Notice”) or such earlier date as the Shareholder Representative provides written notice to the Company that it has no material objections to the Schedule. If the Company and Shareholder Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the Shareholder Representative gives the Company such Objection Notice, the Company and the Shareholder Representative shall employ the reconciliation procedures described in Section 7.10 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.10.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Shareholder Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year or (v) to reflect a material change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by a Company Group Member shall not be made on an Amendment Schedule unless and until there has been a Determination with respect to such change. The Company shall provide an Amended Schedule to the Shareholder Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.3(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Timing of Payments. On or prior to the later to occur of (A) fifteen (15) Business Days of a Tax Benefit Schedule becoming final in accordance with Section 2.3(a) (or such other date that is requested by the Company for purposes of implementing the distribution or other transfer to the Company of any required amount of cash from the Subsidiaries of the Company and that is approved in writing by the Shareholder Representative) and (B) three hundred and eighty (380) calendar days following the end of the relevant Taxable Year, the Company shall pay to the Shareholder for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) associated with such Tax Benefit Schedule. For clarity and in accordance with the definition of Shareholder, where there is more than one Shareholder the Company shall pay to each Shareholder such Shareholder’s Applicable Percentage of the Tax Benefit Payment. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Shareholder to the Company, or as otherwise agreed by the Company and the Shareholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments. Neither the Shareholder nor any recipient of a payment under this Section 3.1(a) shall be required under any circumstances to make a payment or return a payment to the Company in respect of any portion of any Tax Benefit Payment previously paid by the Company to such Shareholder (including any portion of any Early Termination Payment).

(b) For purposes of this Agreement:

(i) A “Tax Benefit Payment” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of (i) the Net Tax Benefit and (ii) the associated Ticker Amount.

(ii) The “Net Tax Benefit” shall equal: (i) the Company’s Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, (A) to the extent of the amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year and (B) for any Taxable Year for which a Tax Benefit Schedule is prepared on a jurisdiction-by-jurisdiction basis pursuant to the penultimate sentence of Section 2.2 the calculation of Net Tax Benefit shall also be determined on such jurisdiction-by-jurisdiction basis.

(iii) The “Ticker Amount” with respect to any Net Tax Benefit (whether or not determined and paid on a jurisdiction-by-jurisdiction basis) shall equal an amount equivalent to interest on a sum equal to the Net Tax Benefit, calculated at the Agreed Rate (i) in respect of the portion of the Net Tax Benefit attributable to Pre-IPO U.S. Tax Assets, from the due date (without extensions) for filing IRS Form 1120 (or any successor form) with respect to the U.S. Company Group Members for the applicable Taxable Year until the due date for payment of the associated Tax Benefit Payment under Section 3.1(a) and (ii) in respect of the portion of the Net Tax Benefit attributable to Pre-IPO German Tax Assets, from the date that is fifteen (15) months after the due date for filing relevant German tax returns.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Realized Tax Benefits of the Company Group, and the Ticker Amounts thereon, being paid to the Shareholder pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.3 Repurchase Consideration. The Company Group, on the one hand, and the Shareholder, on the other hand, acknowledge that each ITR Payment constitutes a payment of consideration for the shares repurchased by the Company pursuant to the Share Buy-back.

Section 3.4 Payments in United States Dollars. All payments to be made under this Agreement shall be made in United States dollars. With respect to any Tax Benefit Payment relating to Pre-IPO German Tax Assets, such amounts shall be converted from Euros to United States dollars for each applicable Taxable Year using the spot rate in effect on the due date (without extensions) for filing IRS Form 1120 (or any successor form) with respect to the U.S. Company Group Members for the applicable Taxable Year.

ARTICLE IV

TERMINATION

Section 4.1 Termination of Agreement; Elective Early Termination; Automatic Early Termination; Divestiture.

(a) In General. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Shareholders under this Agreement.

(b) Elective Early Termination. Notwithstanding Section 4.1(a), the Company may terminate this Agreement by paying to the Shareholder the Early Termination Payment together with the other amounts required by this paragraph. If the Company chooses to exercise its right of early termination pursuant to this Section 4.1(b), the Company shall deliver to the Shareholder Representative irrevocable written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties in accordance with the procedures set forth Section 2.3(a). Upon finalization of the Early Termination Schedule, the Company shall pay to the Shareholder at the time set forth in Section 4.2 (1) the Early Termination Payment, (2) the Tax Benefit Payment due and payable but unpaid as of the date of the Early Termination Notice and (3) the Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c) Acceleration Upon Material Breach of this Agreement. In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of a failure to make a payment when due, failure to honor any other material obligations required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under bankruptcy laws or otherwise, then all obligations hereunder shall be accelerated, the Company shall be deemed to have delivered an Early Termination Notice on the first date of such breach and the Company shall pay to the Shareholder at the time specified in Section 4.3 (1) the Early Termination Payment, (2) any Tax Benefit Payment that is due and payable but unpaid as of such date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The Parties agree that the failure to make any material payment due pursuant to this Agreement within thirty (30) days of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement.

(d) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated, the Company shall be deemed to have delivered an Early Termination Notice on the date of such Change of Control and the Company shall pay to the Shareholder at the time specified in Section 4.2 (1) the Early Termination Payment, (2) any Tax Benefit Payment that is due and payable but unpaid as such date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The Company shall use its reasonable best efforts to provide to the Shareholder Representative an Early Termination Schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized pursuant to Section 2.3(a) prior to the date of the effective date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, the Company and the Shareholder Representative may agree to base the calculations contemplated by this Section 4.1(d) on a date other than the effective date of the Change of Control.

(e) Divestiture Acceleration Payment. In the event of a Divestiture, the Company shall pay to the Shareholder at the time specified in Section 4.2 the Divestiture Acceleration Payment in respect of such Divestiture. The Company shall use its reasonable best efforts to provide to the Shareholder Representative a schedule (a “Divestiture Acceleration Schedule”) showing in reasonable detail the calculation of the Early Termination Payment with respect to an expected Divestiture as far in advance as is reasonably practicable of such Divestiture (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Divestiture Acceleration Payment to be finalized pursuant to Section 2.3(a) prior to the date of the effective date of the Divestiture. Notwithstanding the foregoing, where the parties anticipate a Divestiture but are not certain of the date on which such Divestiture will occur, the Company and the Shareholder Representative may agree to base the calculations contemplated by this Section 4.1(e) on a date other than the effective date of the Divestiture. The Divestiture Acceleration Schedule shall be finalized pursuant to Section 2.3(a).

Section 4.2 Payment upon Early Termination Event or Divestiture.

(a) Any amount required to be paid pursuant to Section 4.1(b) or Section 4.1(c) shall be paid within five (5) Business Days after the corresponding Early Termination Schedule is finalized pursuant to Section 2.3. Any amount required to be paid pursuant to Section 4.1(d) or Section 4.1(e) shall be paid on the date of the corresponding Change of Control or Divestiture, as applicable. All such payments shall be made by wire transfer of immediately available funds to a bank account designated by the Shareholder, or as otherwise agreed by the Company and the Shareholder.

(b) The “Early Termination Payment” with respect to an Early Termination Event shall equal the present value as of the corresponding Early Termination Date, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Shareholder beginning from the Early Termination Date, calculated by applying the Valuation Assumptions.

(c) The “Divestiture Acceleration Payment” with respect to a Divestiture shall equal the present value, discounted at the Early Termination Rate as of the date of such Divestiture, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by the Company to the Shareholder beginning from the date of such Divestiture, calculated by applying the Valuation Assumptions.

ARTICLE V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.1 Late Payments. The amount of all or any portion of any ITR Payment not made to the Shareholder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate, and commencing from the date on which such ITR Payment was due and payable.

Section 5.2 Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if, at the time any amounts become due and payable hereunder, the Company is not permitted, pursuant to the terms of the Company Group’s debt documentation, to pay such amounts, or the Company Group Members are not permitted, pursuant to the terms of the Company Group’s debt documentation, to make dividends, loans or other transfers to the Company to allow the Company to pay such amounts, then the Company shall by notice to the Shareholder be permitted to defer the payment of such amounts until each condition rendering the payment of such amounts impermissible as described in this Section 5.2 is no longer applicable. At the time such condition is no longer applicable and no other such condition exists, such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Company defers the payment of any such amounts pursuant to the first sentence in this Section 5.2, such amounts shall accrue interest at the Agreed Rate from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts are paid. For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.1(c) of this Agreement unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.2 is no longer applicable. The Company agrees to take commercially reasonable actions to cause the Company Group Members to pay dividends or make loans (including, to the extent commercially reasonable, granting access to any revolving credit facility or other source of liquidity to facilitate the payment of such dividends or loans), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

Section 5.3 Conflicting Agreements. Without the consent of the Shareholder Representative, the Company shall use commercially reasonable efforts not to, and shall cause the Company Group Members to use commercially reasonable efforts not to, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would, directly or indirectly, impede (or further impede) its ability to make payments under this Agreement in accordance with its terms, including any agreement that would, directly or indirectly, impede (or further impede) the ability of the Company to pay amounts payable under this Agreement or the ability of the Company Group Members to upstream cash (by dividend, loan or other transfer) to the Company to fund amounts payable by the Company under this Agreement.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Company’s Tax Matters.

(a) Except as otherwise provided in this Agreement, the applicable member(s) of the Company Group shall have full responsibility for, and sole discretion over, all tax matters concerning the Company Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, subject to a requirement that the Company Group Members act in good faith in connection with their direct or indirect control of any matter which is reasonably expected to affect the Shareholder’s rights and obligations under this Agreement.

(b) Notwithstanding the foregoing, the Company shall notify the Shareholder Representative in writing of the commencement of, and keep the Shareholder Representative reasonably informed with respect to, any tax audit or tax administrative or judicial proceeding of any Company Group Member by a Taxing Authority the outcome of which could reasonably be expected to materially and adversely affect a Shareholder’s rights and obligations under this Agreement (any “Tax Claim”), and, in the case of a Tax Claim regarding the existence or amount of or limitations on the use of any material amount of Pre-IPO Tax Assets shall (or shall cause the applicable Company Group Member) to give the Shareholder Representative reasonable opportunity to provide information and participate in the applicable portion of such Tax Claim, including attending any meetings with any Taxing Authority, employing counsel separate from the counsel employed by the Company and having the opportunity to reasonably comment on and approve all material submissions made by the Company Group to any Taxing Authority. Notwithstanding anything herein to the contrary, without the consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall cause each other Company Group Member not to, (i) change any accounting method, or amend or take any position inconsistent with a previously-filed Tax Return of any Company Group Member, in each case, if such action could materially and adversely affect the Pre-IPO Tax Assets, (ii) seek any guidance from, or initiate any communication with, the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Pre-IPO Tax Assets, or (iii) settle or otherwise resolve any Tax Claim, if such settlement could have an adverse effect on the Shareholder’s rights under this Agreement.

Section 6.2 Consistency. The Company and the Shareholder acknowledge and agree that for U.K. tax purposes, each ITR Payment constitutes contingent consideration payable by the Company to the Shareholder in installments, in consideration for the shares repurchased by the Company pursuant to the Share Buy-back (except for any amount which the Company and the Shareholder reasonably agree constitutes interest), constituting capital sums up to the amounts originally subscribed for the shares subject to the Share Buy-back and constituting distributions for any excess over the amounts originally subscribed for the shares subject to the Share Buy-back (such treatment as described above, the “Intended Tax Treatment”). The Company and the

Shareholder shall not take any position on any Tax Return, or in front of any Taxing Authority, or in connection with any tax audit, enquiry, assessment, or tax administrative or judicial proceeding, inconsistent with the Intended Tax Treatment unless otherwise required by a contrary Determination. In addition, the Company shall, and shall cause the Company Group Members to, use reasonable best efforts to defend the Intended Tax Treatment in any tax audit, enquiry, assessment, or tax administrative or judicial proceeding.

Section 6.3 Cooperation. Each of the Company and the Shareholder Representative shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company, to:

Birkenstock Holding plc

1-2 Berkeley Square

London W1J 6EA

United Kingdom

Attn: General Counsel

with a copy, in any case, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Joshua N. Korff, P.C.

 Ross M. Leff, P.C.

 Zoey Hitzert

If to the Pre-IPO Shareholder, to:

BK LC Lux MidCo S.à r.l.

40, avenue Monterey

L-2163 Luxembourg

Grand Duchy of Luxembourg

Attn: Nik Thukral

 Dan Reid

Email: [***]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Joshua N. Korff, P.C.

 Ross M. Leff, P.C.

 Zoey Hitzert

Email: [***]

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. The law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 7.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) The Pre-IPO Shareholder may assign this Agreement (or all or any portion of its rights and obligations hereunder) to any Person without the prior written consent of the Company or any other assignees, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to be bound by all provisions of this Agreement, except as otherwise provided in such joinder.

(b) Except as otherwise provided in this Agreement, no such assignee may assign its rights under this Agreement without the prior written consent of the Shareholder Representative. Any assignment of any such assignee’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment” and Schedule A hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Shareholder Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any permitted assignee pursuant to a Permitted Assignment. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.7 Headings, Titles, and Subtitles. The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial; Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.9 Resolution of Disputes.

(a) Other than with respect to any disputes under Section 2.3, Section 4.1, Section 4.2 and Section 6.2 (which are to be resolved pursuant to Section 7.10), any and all disputes which cannot be settled amicably between the Company and the Shareholder, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the Company and the Shareholder fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.9(a), either the Company or the Shareholder may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate in accordance with Section 7.9(a), seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Shareholder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Shareholder of any such service of process, shall be deemed in every respect effective service of process upon the Shareholder in any such action or proceeding.

(c) THE COMPANY AND THE SHAREHOLDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.9(B) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK).

(d) The parties acknowledge that the forum designated by Section 7.9(d) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

Section 7.10 Reconciliation. In the event that the Company and the Shareholder Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3, Section 4.1, Section 4.2, and Section 6.2 within the relevant period designated in this Agreement (including the finalization of any Schedule or the amount of any ITR Payment) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the Shareholder Representative or any other actual or potential conflict of interest. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Shareholder Representative shall bear its own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Company and the Shareholder Representative and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or non-U.S. tax law, provided, that the Company (i) gives ten (10) days advance written notice of its intention to make such withholding to the Shareholder Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the Shareholder Representative an opportunity to establish that such withholding is not legally required or may be reduced. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Shareholder. The Company shall provide evidence of such payments to the Shareholder to the extent that such evidence is available. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control, any amount payable to the Shareholder under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the Shareholder receives an amount equal to the sum that it would have received had no such deductions or withholdings been made. Notwithstanding anything to the contrary above, the Company and the Pre-IPO Shareholder agree that, absent a change in law or a contrary Determination, no tax withholding is required (and no tax withholding shall be applied) with respect to any ITR Payment (excluding any interest payable pursuant to Section Section 5.1 made to the Pre-IPO Shareholder under this Agreement).

Section 7.12 Combined Taxation Groups; Transfers of Assets.

(a) If any Company Group Member is or becomes a member of a Combined Taxation Group for purposes of U.S. federal, state or local income tax purposes or German corporate income and trade tax purposes then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Tax Benefit Payments shall be computed with reference to the combined taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of any Company Group Member’s Combined Taxation Group transfers one or more assets to any other Person that is not part of such Company Group Member’s Combined Taxation Group, then, for purposes of calculating the amount of any ITR Payment due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.13 Confidentiality.

(a) The Shareholder and the Shareholder Representative acknowledge and agree that the information of the Company Group is confidential and, except in the course of performing any duties as necessary for the Company Group, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in confidence and not disclose to any Person any confidential matters of the Company Group acquired pursuant to this Agreement.

(b) This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Company Group, becomes public knowledge (except as a result of an act of the Shareholder, the Shareholder Representative or any of their Affiliates in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent reasonably necessary for the Shareholder or its Affiliates to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns or (iii) the disclosure of information to any direct or indirect limited partners of any Shareholder so long as such Persons are apprised of the confidential nature thereof. Notwithstanding anything to the contrary in this Agreement, the Shareholder (and each employee, representative or other agent of the Shareholder, as applicable) may disclose the tax treatment and tax structure of (A) the Company Group, (B) the transactions entered into in connection with the IPO, (C) this Agreement, and (D) any of the transactions of the Company Group, and all materials of any kind (including opinions or other tax analyses) that are provided to the Shareholder relating to such tax treatment and tax structure.

(c) If the Shareholder or the Shareholder Representative breaches any of the provisions of this Section 7.13, the Company shall have the right to seek to have the provisions of this Section 7.13 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Company Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14 Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof;

(ii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

(iii) unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement;

(iv) the terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”;

(v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(vi) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, references to any law (including the Code) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

[Signature Pages Follow]